EXHIBIT 99.1

EXECUTION COPY

TAG ALONG AGREEMENT

This Tag Along Agreement (this “Agreement”), dated as of April 27, 2007 (the “Effective Date”), by and among TDC A/S, a corporation organized under the laws of Denmark (“TDC”) and the companies and individuals listed on Schedule 1 hereto.

The parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1   Defined Terms.  As used herein, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the heading to his Agreement.

“Business Day” means any day, other than a Saturday, a Sunday or a day on which banks located in Budapest, Hungary or New York, New York are authorized or required by applicable law to close.

“Company” means Hungarian Telephone & Cable Corp., a Delaware corporation.

“Company Notice” has the meaning set forth in Section 2.2(b),

“Effective Date” has the meaning set forth in the heading to this Agreement.

“Excess Transferable Shares” has the meaning set forth in Section 2.2(c).

“Letter Agreements” has the meaning set forth in Section 2.2(b).

“Permitted Transfer” means any Transfer of Shares by TDC to any person that directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with TDC.

“Pro Rata Portion” has the meaning set forth in Section 2.2(b).

“Proposed Transferee” has the meaning set forth in Section 2.2(a).

“Remaining Shareholders” has the meaning set forth in Section 2.2(a).

“Response Period” has the meaning set forth in Section 2.2(b).

“Selling Shareholder” has the meaning set forth in Section 2.2(a).

“Shareholders” means the parties to this Agreement and any other person who executes an addendum to, and thereby agrees to be bound by the terms of, this Agreement.

“Shares” means shares of the Company’s Common Stock, par value $0.01 per share.(1)

“Tag-Along Notice” has the meaning set forth in Section 2.2(a).

“Transfer” has the meaning set forth in Section 2.1(a).

(1)           Note, as disclosed in TDC’s 13D filings, it also holds certain shares of preferred stock.

ARTICLE II

TAG ALONG RIGHTS

2.1   Restrictions on Transfers of Securities.  (a)  TDC covenants and agrees with each other Shareholder that TDC shall not sell, assign, transfer, pledge, hypothecate, make gifts of or in any manner whatsoever dispose of or encumber (any such sale, assignment, transfer, pledge, hypothecation, gift or disposition being hereinafter referred to as a “Transfer”) any Shares or any interest therein, except in accordance with the provisions of this Article II.  Any purported Transfer by TDC in violation of this Agreement shall be null and void and of no force and effect and the purported transferee shall have no rights or privileges in or with respect to the Company.

(b)   Notwithstanding anything to the contrary contained herein, TDC may Transfer its Shares pursuant to a Permitted Transfer if: (i) prior to the consummation of any such Permitted Transfer, TDC notifies the other Shareholders in writing of the proposed Permitted Transfer, and (ii) in the case of Permitted Transfers where the proposed transferee is not a Shareholder, the proposed transferee agrees in a writing delivered to the Shareholders to become a party to this Agreement and pursuant to which writing such proposed transferee (A) shall be bound by the terms and conditions of this Agreement in the same manner and to the same extent as the transferor, and (B) shall be entitled to the benefit of the provisions of this Agreement in the same manner and to the same extent as the transferor.

2.2   Tag-Along Rights.  (a)  If TDC (for purposes of this Section, TDC is referred to as the “Selling Shareholder”) desires to Transfer all or part of its Shares to any person (the “Proposed Transferee”) other than any Transfer on a stock exchange on which the Shares are then listed for trading including a broker-facilitated transaction pursuant to Rule 144 under the Securities Act of 1933, as amended or any transaction or series of related transactions, including a merger, consolidation or tender offer, in which all shareholders of the Company have a right to participate in such Transfer on the same terms as TDC, the Selling Shareholder shall, at least 20 days  prior to consummating any such Transfer, give written notice (a “Tag-Along Notice”) to the Company and the other Shareholders (the “Remaining Shareholders”) containing (i) the number and class of Shares proposed to be transferred pursuant to such bona fide written offer, (ii) the name and address of the Proposed Transferee, (iii) the proposed purchase price, terms and payment and other material terms and conditions of the Proposed Transferee’s offer, (iv) the date such proposed sale is expected to be consummated, (v) an attached copy of any agreement (as executed by TDC) pursuant to which the proposed Transfer is to be consummated and (vi) an offer to include in such sale, the Pro Rata Portion of the Shares held by the Remaining Shareholders.

(b)   Subject to Section 2.2(g), each of the Remaining Shareholders shall have the right, for a period of 10 days after the Tag-Along Notice is given (the “Response Period”) to include in such sale, a number of Shares up to its Pro Rata Portion, exercisable by delivering a written notice to the Selling Shareholder and the Company, within the Response Period, stating the maximum number of Shares, including Excess Transferable Shares (as defined below), if any, that such Remaining Shareholder desires to transfer in such sale.  The “Pro Rata Portion” of each Remaining Shareholder’s Shares will be equal to the product of (i) the total number of Shares then owned by such Remaining Shareholder and (ii) a fraction, the denominator of which shall be the total number of Shares then owned by the Selling Shareholder, and the numerator of which shall be the Shares proposed to be transferred by the Selling Shareholder.

(c)   In the event any of the Remaining Shareholders shall have notified the Selling Shareholder and the Company within the Response Period that such Remaining Shareholder(s) desire to participate in such sale, the Selling Shareholder shall have 90 days from the Response Period in which to sell its Shares at a price not lower than that contained in the Tag-Along Notice and on terms not more favorable to the Proposed Transferee than were contained in the Tag-Along Notice, provided, that in the event of any such sale, the Selling Shareholder shall include in any such sale upon the same terms and conditions as the Shares proposed to be transferred by the Selling Shareholder, the number of shares indicated in the written notices of Remaining Shareholder(s) provided within the Response Period, in each case up to the Pro Rata Portion of the Shares held by such Remaining Shareholder(s); provided, that (i) any indemnification obligation of each Remaining Shareholder provided to the Proposed Transferee with respect to the breach of any representation or warranty concerning the Company shall be limited to the gross proceeds received by each such Remaining Shareholder in connection with the Transfer and in any event, for the avoidance of doubt, such indemnification obligation shall be no greater than the indemnification obligation of the Selling Shareholder and (ii) the Selling Shareholder shall not be entitled to receive any fee or other compensation for its Shares (other than any break, termination, topping or similar fee (howsoever characterized) payable in the event such transaction is not consummated and other than any payment or reimbursement of fees, costs or expenses incurred by the Selling Shareholder) that is not shared ratably among the Selling Shareholder and the Remaining Shareholders in proportion to the number of Shares transferred by each.  In the event that any Remaining Shareholder did not timely elect to participate in such Transfer or any Remaining Shareholder elected to transfer less than its Pro Rata Portion (the total number of such Shares that such Remaining Shareholders shall have declined to Transfer are referred to collectively as “Excess Transferable Shares”), then each Remaining Shareholder who indicated in its notice of election that it desired to Transfer its full Pro Rata Portion of Shares and, to the extent applicable, any Excess Transferable Shares shall be entitled to sell an additional number of Shares equal to the amount obtained when the amount of Excess Transferable Shares is multiplied by a fraction, the numerator of which is the number of Shares held by such Remaining Shareholder immediately prior to the Transfer proposed in the Tag-Along Notice and the denominator of which is the total number of Shares held by all such Remaining Shareholders immediately prior to the Transfer proposed in the Tag-Along Notice.

(d)   Each Remaining Shareholder that elects to participate in a Transfer pursuant to this Article II shall effect its participation in the Transfer by delivering to the Selling Shareholder (to hold in trust as agent for such Remaining Shareholder), at least 7 days prior to the date scheduled for such Transfer as set forth in the Tag-Along Notice, (i) one or more certificates or other instruments, as applicable, in proper form for transfer, which represent the number of Shares which such Remaining Shareholder is entitled to Transfer in accordance with this Section 2.2, (ii) a joinder agreement pursuant to which such Remaining Shareholder shall agree to be bound by the terms and conditions set forth in the agreement included with the Tag-Along Notice pursuant to Section 2.2 in form and substance reasonably satisfactory to the Selling Shareholder, and (iii) executed copies (or signature pages thereof) of such other agreements, documents or certificates as the Selling Shareholder and/or its Proposed Transferee shall reasonably request.  Such certificate or certificates or other instruments, as applicable, shall be delivered by the Selling Shareholder to the Proposed Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Tag-Along Notice and such Proposed Transferee shall remit to each such Remaining Shareholder its pro rata portion of the net sale proceeds.  For purposes of this Section 2.2(d), “pro rata portion” shall mean for each Remaining Shareholder a fraction, the numerator of which is the number of Shares to be Transferred by such Remaining Shareholder pursuant to this Section 2.2 and the denominator of which is the total number of Shares to be Transferred pursuant to this Section 2.2 by the Selling Shareholder and the Remaining Shareholders.  The Selling Shareholder’s sale of Shares in any sale proposed in a Tag-Along Notice shall be effected by the Selling Shareholder and all Remaining Shareholders on terms and conditions not more favorable than those set forth in such Tag-Along Notice and those applicable to the other Remaining Shareholders.

(e)   If at the end of the Response Period any of the Remaining Shareholders have not given notice of their decision to sell the Pro Rata Portion of the Shares held by such Remaining Shareholders, then the Selling Shareholder shall have 90 days from the end of the Response Period in which to sell the number of Shares proposed to be transferred by the Selling Shareholder and any Shares to be transferred by any Remaining Shareholders that shall have given such notice to the Proposed Transferee at a price not higher than that contained in the Tag-Along Notice and on terms not more favorable to the Selling Shareholder than were contained in the Tag-Along Notice.

(f)    If at the end of any such 90-day period provided for in this Section 2.2, the Selling Shareholder has not completed the sale of its Shares proposed to be transferred by the Selling Shareholder, the Selling Shareholder shall no longer be permitted to sell such Shares pursuant to this Section 2.2 without again fully complying with the provisions of this Section 2.2 and all the restrictions on sale, transfer, assignment or other disposition contained in this Agreement shall again be in effect.

(g)   Notwithstanding anything contained herein to the contrary, the provisions of Section 2.2(c) to 2.2(f) shall only apply if the Company shall have notified the Remaining Shareholders and the Selling Shareholder in writing (the “Company Notice”) pursuant to the letter agreements dated as of the date hereof (the “Letter Agreements”) between the Company and each of the Remaining Shareholders, at any time, that the Company will not be able to fulfill the purchase of the Shares pursuant to the put rights granted to the Remaining Shareholders in the Letter Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1   Representations.  Each Shareholder represents and warrants to the other Shareholders as follows:

(a)   It has full power and authority to execute, deliver and perform its obligations under this Agreement.

(b)   This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and to general equitable principles.

(c)   The execution, delivery and performance of this Agreement by it does not (i) violate, conflict with, or constitute a breach of or (with or without due notice or lapse of time or both) a default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or (ii) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.

(d)   No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by it in connection with the transactions contemplated hereby.

(e)   It is not a party to any agreement that is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

(f)    As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation pending, or the knowledge of the party, threatened against such party, or any property or asset of the party, before any governmental authority that seeks to delay or prevent the performance of such party’s obligations under this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

4.2   Governing Law; Submission to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

4.3   Submission to Jurisdiction.  (a)                 Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York, County of New York or in the United States District Court for the Southern District of New York and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.  Each party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party.  Each party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 4.5, such service to become effective ten (10) days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective.  Subject to Section 4.3(b), the foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.  The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

(b)   Each of the parties hereto hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement.  To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in Section 4.3(a) and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

(c)   The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

(d)   The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance.  Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

4.4   Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives.  Except pursuant to a Sale of Shares expressly permitted by this Agreement, no Shareholder shall have the right to assign its rights and obligations under this Agreement without the consent of the other Shareholders.  Upon any such proper assignment, such assignee shall have and be able to exercise all rights of the assigning Shareholder.

4.5   Notices.  All notices, requests, consents and other communications required or authorized hereunder to any party shall be in writing and either delivered in person or sent by overnight courier, fax or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address or fax number set forth below or such other address or fax number as may hereafter be designated in writing by such party to the other parties:

(i)                                     if to TDC, to:

TDC A/S
Noerregade 21
0900 Copenhagen C
DK-Denmark
Attention: Henrik Scheinemann

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
CityPoint
1 Ropemaker Street
London  EC2Y 9HU
Attention:  Michael Wolfson

(ii)                                  if to any Shareholder other than TDC, to the addresses set forth on Schedule 1.

4.6   No Inconsistent Agreements.  No Shareholder shall take any action or enter into any agreement that is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

4.7   Further Assurances.  At any time or from time to time after the Effective Date, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.8   Duration of Agreement.  The rights and obligations of a Shareholder other than TDC under this Agreement shall terminate at such time as such Shareholder no longer is the beneficial owner of the Shares set forth next to such Shareholder’s name on Schedule 1.  This Agreement shall terminate when TDC no longer is the beneficial owner of any Shares.

4.9   Amendment, Modification and Waiver.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each of the parties hereto or their respective successors and assigns.

4.10 Headings.  The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

4.11 Nouns and Pronouns.  Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

4.12 Entire Agreement. This Agreement and the Letter Agreements contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.

4.13 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument and all such counterparts together shall constitute one agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.

TDC A/S

By:	/s/ Jens Alder
Name: Jens Alder
Title: President and Chief Executive Officer

By:	/s/ Hans Munk Nielsen
Name: Hans Munk Nielsen
Title: Senior Executive Vice President and Chief Financial Officer

Tag Along Agreement

SHAREHOLDER

VISION 10 LIMITED

By:	/s/ Anne Couper Woods
Name: Anne Couper Woods
Title: Director

By:	/s/ Moira McHarrie
Name: Moira McHarrie
Title: Director

SHAREHOLDER

ROB INVESTMENTS LIMITED

By:	/s/ Anne Couper Woods
Name: Anne Couper Woods
Title: Director

By:	/s/ Moira McHarrie
Name: Moira McHarrie
Title: Director

SHAREHOLDER

SEAHORSE INVEST LIMITED

By:		/s/ David E. Bryant
Name: David E. Bryant
Title: Director

By:		/s/ Heather A. Kent
Name: Heather A. Kent
For and on
	behalf of:	Trident Trust Company (IOM) Limited
as Company Secretary

SHAREHOLDER

AUDLEN HOLDINGS LIMITED

By:		/s/ David E. Bryant
Name: David E. Bryant
Title: Director

By:		/s/ Heather A. Kent
Name: Heather A. Kent
For and on
	behalf of:	Trident Trust Company (IOM) Limited
as Company Secretary

SHAREHOLDER

EVENCLOCK LIMITED

By:		/s/ David E. Bryant
Name: David E. Bryant
Title: Director

By:		/s/ Heather A. Kent
Name: Heather A. Kent
For and on
	behalf of:	Trident Trust Company (IOM) Limited
as Company Secretary

SHAREHOLDER

GOLDEN CHEST LIMITED

By:		/s/ David E. Bryant
Name: David E. Bryant
Title: Director

By:		/s/ Heather A. Kent
Name: Heather A. Kent
For and on
	behalf of:	Trident Trust Company (IOM) Limited
as Company Secretary

SCHEDULE 1

Shareholder	Address	No. of Shares held
Rob Investments Limited	Top Floor, 14 Athol Street, Douglas, Isle of Man, IM1 1JA
Evenclock Limited	Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands
Vision 10 Limited	Top Floor, 14 Athol Street, Douglas, Isle of Man, IM1 1JA
Golden Chest Limited	Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands
Seahorse Invest Limited	Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands
Audlen Holdings Limited	Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands

Schedule 1-1